Exhibit 99.6

PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net Income to Non-GAAP EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31, 2016	August 2, 2015	July 31, 2016	August 2, 2015

GAAP Net Income (a)	$11,453	$15,410	$49,106	$34,709

Add: interest expense	612	1,209	2,750	3,812
Add: income tax expense	4,762	3,390	6,136	7,775
Add: depreciation and amortization	19,572	20,976	60,102	60,876
Add: special items (b)	975	947	2,848	3,685
Non-GAAP EBITDA	$37,374	$41,932	$120,942	$110,857

(a)	Includes net income attributable to noncontrolling interests, and in the nine months ended July 31, 2016 includes gain on sale of investment in a foreign entity

(b)
Special items consist of stock compensation expense, and in the nine months ended August 2, 2015 includes financing expenses in connection with the exchange of $57.5 million of 3.25% convertible senior notes